Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact Information:
Cedar Shopping Centers, Inc.
Leo S. Ullman, Chairman, CEO and President
(516) 944-4525
lsu@cedarshoppingcenters.com
CEDAR SHOPPING CENTERS INC. ANNOUNCES SECOND QUARTER 2007 RESULTS
Port Washington, New York — August 6, 2007 — Cedar Shopping Centers, Inc. (NYSE: CDR) today reported its financial results for the quarter ended June 30, 2007.
Second Quarter Highlights
•	Net income applicable to common shareholders after deduction of a one-time charge, as previously disclosed, of $0.03 per share relating primarily to retirement compensation paid to the Company’s former CFO, increased 37% to $2.9 million or $0.07 per share.
•	Funds from Operations (“FFO”) were $0.28 per share/OP unit, which is after the one-time charge of $0.03 per share/OP unit.
•	Net cash flows provided by operating activities increased 43% to $24.9 million for the six months ended June 30, 2007.
•	Total debt as a percentage of total market capitalization was approximately 47% at a weighted average interest rate of 5.8%.
•	Total assets increased 10% to $1.38 billion from $1.25 billion as of December 31, 2006.
•	Occupancy for the Company’s stabilized portfolio was approximately 96%; total portfolio occupancy including development and redevelopment properties was 93%.
•	Availability under the Company’s secured revolving credit facility was $140 million as of June 30, 2007.
Leo Ullman, CEO, stated, “Our second quarter and year-to-date 2007 results reflect our Company’s commitment to the execution of our operating plans. Our portfolio of excellent properties in areas of modest competition with substantial barriers to entry and our development/redevelopment pipeline continues to build long-term value for our shareholders. We continue to be disciplined in our approach to development activities and acquisitions in the current market environment.”

Mr. Ullman concluded, “Our results do not yet reflect the benefits of substantial embedded growth and income enhancement opportunities of our development/redevelopment properties. Over the next 18 to 24 months, we expect to unlock that value using our proven capabilities.”
Financial and Operating Results
Cedar’s total revenues for the second quarter ended June 30, 2007 increased 22% to $36.6 million from $30.0 million for the second quarter ended June 30, 2006. Net income applicable to common shareholders increased 37% to $2.9 million, or $0.07 per share, as compared to $2.1 million, or $0.07 per share, for the quarter ended June 30, 2006. FFO increased 28% to $12.8 million, or $0.28 per share/OP unit, as compared to $10.0 million, or $0.31 per share/OP unit for the quarter ended June 30, 2006. Net income and FFO include a one-time charge of approximately $1.5 million, or $0.03 per share, representing deferred payments over a period of years and non-cash charges relating to the retirement of the former Chief Financial Officer of the Company. A reconciliation of net income applicable to common shareholders to FFO is contained in the table accompanying this release. The Company’s prior periods’ results have been re-cast to reflect Stadium Plaza Shopping Center in East Lansing, Michigan (presently held for sale) as a “discontinued operation”.
Cedar’s total revenues for the six months ended June 30, 2007 increased 22% to $72.4 million from $59.6 million for the six months ended June 30, 2006. Net income applicable to common shareholders increased 110% to $6.6 million, or $0.15 per share, as compared to $3.1 million, or $0.10 per share, for the six months ended June 30, 2006. FFO increased 36% to $26.5 million, or $0.57 per share/OP unit, as compared to $19.5 million, or $0.61 per share/OP unit, for the six months ended June 30, 2006. As mentioned above, the net income and FFO include the one-time charge.
Net cash flows provided by operating activities increased to $24.9 million for the six months ended June 30, 2007 as compared to $17.4 million for the corresponding period of 2006.
Balance Sheet and Capital Position
Total assets increased 10.2% to $1.380 million at June 30, 2007 from December 31, 2006. The Company had total debt outstanding of $701 million at June 30, 2007 as compared to $590 million at March 31, 2007 and had $140 million available under its $300 million revolving line of credit at June 30, 2007. The Company has a development portfolio of between $300 and $400 million that it expects to begin to put into service over the next 18 to 24 months. It expects to fund these activities with borrowings under the existing revolving line of credit, borrowings under construction financing arrangements, refinancing of certain fixed rate loans as they come due, sales proceeds and/or funds from joint venture arrangements related to stabilized properties. The Company has not committed to all of the development activities nor entered into these financing commitments and there can be no assurance that it will do so.
Larry Kreider, Cedar’s Chief Financial Officer, noted, “Our financial position remains strong. We do not expect to access the equity markets this year and we presently believe our access to our credit facility, coupled with the conclusion of joint venture arrangements, construction financing arrangements, the potential sale of select assets and refinancing of existing debt as it comes due, will be sufficient to execute the balance of our contemplated acquisitions and our development pipeline.”

Leasing Activity
As of this date, annual base rents, excluding tenant reimbursements, for leases that have been signed and for which tenants have not yet occupied the respective premises, represented approximately 153,000 sq. ft., net, and amounted to approximately $2.8 million.
Acquisitions
At the beginning of the quarter, Cedar completed the purchase of five supermarket-anchored properties located in Harrisburg and the eastern two-thirds of Pennsylvania for an aggregate purchase price of approximately $91.9 million, including closing costs. Four of the five properties were encumbered by approximately $42.8 million of first mortgage financing and the Company placed $14.3 million of new financing on the fifth.
The Company also purchased an approximate 41,000 sq. ft. shopping center anchored by Discount Drug Mart in Grove City, Ohio, for approximately $4.4 million. The purchase was funded entirely from the Company’s secured revolving credit facility.
In June, the Company entered into agreements and completed due diligence with respect to the purchase of a six property portfolio located in Massapequa (Long Island) New York; New Bedford, Massachusetts; West Bridgewater, Massachusetts; Groton, Connecticut; Shamokin Dam, Pennsylvania and Cockeysville, Maryland, aggregating approximately 870,000 sq. ft. of gross leaseable area (GLA), for an aggregate purchase price of approximately $117 million, subject to existing financing of approximately $86 million, with a weighted average interest rate of less than 6%. The total cash required, representing approximately $31 million, will be funded from the Company’s secured revolving credit facility. All of the properties are anchored, three by supermarkets.
Joint Venture Activity
In April, Cedar entered into a joint-venture agreement with a wholly-owned subsidiary of Homburg Invest Inc., a public Canadian real estate corporation listed on the Toronto Stock Exchange (TSX: HII.A and HII.B) and Euronext Amsterdam Stock Exchange (AEX: HII). Cedar will sell an 80% interest in the five Pennsylvania properties acquired in April, at the price for which the Company purchased such properties, and in four other properties previously purchased or developed by Cedar.
The Company, in addition to retaining a 20% ownership interest, also will retain property management of the properties, as well as leasing, construction management, financing/refinancing and sale fee arrangements for the properties. The Company’s interest in the joint venture will be increased to 40% upon a sale or other capital transaction based on a “look-back leveraged internal rate of return” of 9.25% as defined in the documents and increased to 50% at a 10.5% return.
Also in April 2007, the Company entered into a joint venture agreement for the construction and development of an approximate 700,000 sq. ft. shopping center on 108 acres in Pottsgrove, Pennsylvania. While site improvements are expected to commence in the fourth quarter of this year, completion and delivery is expected by the end of 2009. Total project costs are estimated at $105 million. Cedar is obligated to fund up to $17.5 million as invested capital with a preferred return at 9.25%. Cedar will have a 60% interest in the venture and an option to purchase the joint venture partners’ interest at an agreed determinable price three years after stabilization. Giant Foods has executed a ground lease for a 76,000 sq. ft. store at this property.
Guidance

The Company expects FFO for 2007 to be in the range of $1.22 to $1.27 per share/OP unit. This reflects the Company’s previously announced guidance adjusted for the one-time charge of $0.03 per share/OP unit as described above.
Supplemental Information Package
The Company has issued “Supplemental Financial Information” for the period ended June 30, 2007, and has filed such information today as an exhibit to Form 8-K, which will also be available on the Company’s website at http://www.cedarshoppingcenters.com.
Reference to Form 10-Q
Interested parties are urged to review the Form 10-Q filed with the Securities and Exchange Commission for the quarter ended June 30, 2007 for further details.
Investor Conference Call
The Company will host a conference call on Tuesday, August 7, at 11:00 AM (EDT) to discuss the second quarter results. The U.S. dial-in number to call for this teleconference is (800) 817-4887. The international dial-in number is (913) 981-4913. A replay of the conference call will be available from 2:00 PM on August 7 through midnight (EDT) on August 21, 2007 by using U.S. dial-in number (888) 203-1112 and entering the passcode 4217255 (international callers may use dial-in number (719) 457-0820 and use the same passcode indicated for U.S. callers). The webcast of the conference call will be available on the Company’s Web site at www.cedarshoppingcenters.com and will remain on the Web site for a limited time.
About Cedar Shopping Centers
Cedar Shopping Centers, Inc. is a fully-integrated real estate investment trust which focuses primarily on ownership, operation, development and redevelopment of supermarket-anchored shopping centers and drug store-anchored convenience centers. The Company has realized significant growth in assets since its public offering in October 2003 and presently owns and operates 107 of such primarily supermarket- and drug store-anchored centers with an aggregate of approximately 10.7 million square feet of gross leasable area, located in nine states, predominantly in the Northeast and mid-Atlantic regions. The Company also owns 9 development parcels aggregating approximately 192 acres.
Forward-Looking Statements
Statements made or incorporated by reference in this press release include certain “forward-looking statements”. Such forward-looking statements include, without limitation, statements containing the words “anticipates”, “believes”, “expects”, “intends”, “future”, and words of similar import which express Company’s beliefs, expectations or intentions regarding future performance or future events or trends. While forward-looking statements reflect good faith beliefs, expectations or intentions, they are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements as a result of factors outside of the Company’s control. Certain factors that might cause such differences include, but are not limited to, the following: real estate investment considerations, such as the effect of economic and other conditions in general and in the Company’s market areas in particular; the financial viability of the Company’s tenants; the continuing availability of suitable acquisitions, and development and redevelopment opportunities, on favorable terms; the availability of equity and debt capital in the public and private markets; changes in interest rates; the fact that returns from development, redevelopment and acquisition activities may not be at expected levels or at expected times; inherent risks in ongoing development and redevelopment projects including, but not limited to, cost overruns resulting from weather delays, changes in the nature and scope of development and redevelopment efforts, changes in governmental regulations related thereto, and market factors involved in the pricing of material and labor; the need to renew leases or re-let space upon the expiration of current leases; and the financial flexibility to repay or refinance debt obligations when due.
Non-GAAP Financial Measures — FFO
Funds From Operations (“FFO”) is a widely-recognized non-GAAP financial measure for REITs that the Company believes, when considered with financial statements determined in accordance with GAAP, is useful to investors in understanding financial performance and providing a relevant basis for comparison among REITs. In addition, FFO is useful to investors as it captures features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciable assets. Investors should review FFO, along with GAAP net income, when trying to understand an equity REIT’s operating performance. The Company presents FFO because the Company considers it an important supplemental measure of its operating performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Among other things, the Company uses FFO or an FFO-based measure (1) as one of several criteria to determine performance-based bonuses for members of senior management, (2) in performance comparisons with other shopping center REITs, and (3) to measure compliance with certain financial covenants under the terms of the Loan Agreement relating to the Company’s secured revolving credit facility.
The Company computes FFO in accordance with the “White Paper” on FFO published by the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income applicable to common shareholders (determined in accordance with GAAP), excluding gains or losses from debt restructurings and sales of properties, plus real estate-related depreciation and amortization, and after adjustments for partnerships and joint ventures (which are computed to reflect FFO on the same basis).
FFO does not represent cash generated from operating activities and should not be considered as an alternative to net income applicable to common shareholders or to cash flow from operating activities. FFO is not indicative of cash available to fund ongoing cash needs, including the ability to make cash distributions. Although FFO is a measure used for comparability in assessing the performance of REITs, as the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one company to another.
The following table sets forth the Company’s calculations of FFO for the three and six months ended June 30, 2007 and 2006:

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006

Net income applicable to common shareholders	$2,921,000	$2,134,000	$6,576,000	$3,134,000
Add (deduct):
Real estate depreciation and amortization	9,837,000	8,029,000	19,667,000	16,600,000
Limited partners’ interest	132,000	114,000	295,000	167,000
Minority interests in consolidated joint ventures	300,000	309,000	695,000	619,000
Minority interests’ share of FFO applicable to consolidated joint ventures	(426,000)	(446,000)	(917,000)	(912,000)
Equity in (income) loss of unconsolidated joint ventures	(157,000)	15,000	(313,000)	40,000
Gain on sale of interest in unconsolidated joint venture	—	(141,000)	—	(141,000)
FFO from unconsolidated joint ventures	234,000	(2,000)	468,000	(5,000)

Funds from operations	$12,841,000	$10,012,000	$26,471,000	$19,502,000

FFO per common share (assuming conversion of OP Units):
Basic	$0.28	$0.31	$0.57	$0.61

Diluted	$0.28	$0.31	$0.57	$0.61

Weighted average number of common shares:
Shares used in determination of basic earnings per share	44,194,000	30,618,000	44,153,000	30,248,000
Additional shares assuming conversion of OP Units (basic)	1,984,000	1,632,000	1,985,000	1,594,000

Shares used in determination of basic FFO per share	46,178,000	32,250,000	46,138,000	31,842,000

Shares used in determination of diluted earnings per share	44,198,000	30,863,000	44,158,000	30,504,000
Additional shares assuming conversion of OP Units (diluted)	1,997,000	1,638,000	1,998,000	1,601,000

Shares used in determination of diluted FFO per share	46,195,000	32,501,000	46,156,000	32,105,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Balance Sheets

	June 30	December 31,
	2007	2006
	(unaudited)
Assets
Real estate:
Land	$271,915,000	$248,108,000
Buildings and improvements	1,098,290,000	982,294,000

	1,370,205,000	1,230,402,000
Less accumulated depreciation	(82,495,000)	(64,458,000)

Real estate, net	1,287,710,000	1,165,944,000

Property and related assets held for sale, net of accumulated depreciation	11,838,000	11,493,000
Investment in unconsolidated joint venture	3,700,000	3,644,000

Cash and cash equivalents	18,258,000	17,885,000
Restricted cash	12,268,000	11,507,000
Rents and other receivables, net	4,640,000	4,187,000
Straight-line rents receivable	9,632,000	7,870,000
Other assets	5,878,000	6,921,000
Deferred charges, net	25,811,000	22,268,000

Total assets	$1,379,735,000	$1,251,719,000

Liabilities and shareholders’ equity
Mortgage loans payable	$561,762,000	$499,603,000
Secured revolving credit facility	138,990,000	68,470,000
Accounts payable, accrued expenses, and other	17,333,000	17,435,000
Unamortized intangible lease liabilities	55,789,000	53,160,000

Total liabilities	773,874,000	638,668,000

Minority interests in consolidated joint ventures	10,363,000	9,132,000
Limited partners’ interest in Operating Partnership	25,606,000	25,969,000

Shareholders’ equity:
Preferred stock ($.01 par value, $25.00 per share liquidation value, 5,000,000 shares authorized, 3,550,000 shares issued and outstanding)	88,750,000	88,750,000
Common stock ($.06 par value, 50,000,000 shares authorized, 44,231,000 and 43,773,000 shares, respectively, issued and outstanding)	2,654,000	2,626,000
Treasury stock (616,000 and 502,000 shares, respectively, at cost)	(8,189,000)	(6,378,000)
Additional paid-in capital	571,649,000	564,637,000
Cumulative distributions in excess of net income	(85,126,000)	(71,831,000)
Accumulated other comprehensive income	154,000	146,000

Total shareholders’ equity	569,892,000	577,950,000

Total liabilities and shareholders’ equity	$1,379,735,000	$1,251,719,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Revenues:
Rents	$29,725,000	$24,078,000	$57,999,000	$47,961,000
Expense recoveries	6,755,000	5,595,000	13,947,000	11,124,000
Other	101,000	287,000	453,000	493,000

Total revenues	36,581,000	29,960,000	72,399,000	59,578,000

Expenses:
Operating, maintenance and management	5,658,000	5,305,000	12,657,000	11,435,000
Real estate and other property-related taxes	3,552,000	3,076,000	7,059,000	5,954,000
General and administrative	3,220,000	1,410,000	5,218,000	2,789,000
Depreciation and amortization	9,821,000	7,981,000	19,631,000	16,505,000

Total expenses	22,251,000	17,772,000	44,565,000	36,683,000

Operating income	14,330,000	12,188,000	27,834,000	22,895,000
Non-operating income and expense:
Interest expense	(9,185,000)	(7,742,000)	(16,753,000)	(15,099,000)
Amortization of deferred financing costs	(377,000)	(333,000)	(729,000)	(662,000)
Interest income	223,000	121,000	498,000	237,000
Equity in income (loss) of unconsolidated joint ventures	157,000	(15,000)	313,000	(40,000)
Gain on sale of interest in unconsolidated joint venture	—	141,000	—	141,000

Total non-operating income and expense	(9,182,000)	(7,828,000)	(16,671,000)	(15,423,000)

Income before minority and limited partners’ interests and discontinued operations	5,148,000	4,360,000	11,163,000	7,472,000
Minority interests in consolidated joint ventures	(300,000)	(309,000)	(695,000)	(619,000)
Limited partners’ interest in Operating Partnership	(125,000)	(105,000)	(281,000)	(148,000)

Income from continuing operations	4,723,000	3,946,000	10,187,000	6,705,000
Discontinued operations, net of limited partners’ interest	182,000	172,000	327,000	367,000

Net income	4,905,000	4,118,000	10,514,000	7,072,000
Preferred distribution requirements	(1,984,000)	(1,984,000)	(3,938,000)	(3,938,000)

Net income applicable to common shareholders	$2,921,000	$2,134,000	$6,576,000	$3,134,000

Per common share (basic):
Income from continuing operations, net of preferred distribution requirements	$0.07	$0.07	$0.14	$0.09
Discontinued operations, net of limited partners’ interest	—	—	$0.01	0.01

Net income applicable to common shareholders	$0.07	$0.07	$0.15	$0.10

Per common share (diluted)
Income from continuing operations, net of preferred distribution requirements	$0.07	$0.07	$0.14	$0.09
Discontinued operations, net of limited partners’ interest	—	—	$0.01	0.01

Net income applicable to common shareholders	$0.07	$0.07	$0.15	$0.10

Dividends to common shareholders	$9,942,000	$6,867,000	$19,871,000	$13,568,000

Per common share	$0.225	$0.225	$0.450	$0.450

Weighted average number of common shares outstanding:
Basic	44,194,000	30,618,000	44,153,000	30,248,000

Diluted	44,198,000	30,863,000	44,158,000	30,504,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Statement of Shareholders’ Equity
Six months ended June 30, 2007
(unaudited)

	Preferred stock		Common stock				Cumulative	Accumulated

		$25.00			Treasury	Additional	distributions	other	Total
		Liquidation		$ 0.06	stock,	paid-in	in excess of	comprehensive	shareholders'
	Shares	value	Shares	Par value	at cost	capital	net income	income	equity
Balance, December 31, 2006	3,550,000	$88,750,000	43,773,000	$2,626,000	$(6,378,000)	$564,637,000	$(71,831,000)	$146,000	$577,950,000
Net income							10,514,000		10,514,000
Unrealized gain (loss) on change in fair value of cash flow hedges								8,000	8,000

Total comprehensive income									10,522,000

Deferred compensation activity, net			179,000	11,000	(1,811,000)	3,111,000			1,311,000
Net proceeds from common stock sales			275,000	17,000		4,115,000			4,132,000
Conversion of OP Units into common stock			4,000	—		45,000			45,000
Preferred distribution requirements							(3,938,000)		(3,938,000)
Dividends to common shareholders							(19,871,000)		(19,871,000)
Reallocation adjustment of limited partners’ interest						(259,000)			(259,000)

Balance, June 30, 2007	3,550,000	$88,750,000	44,231,000	$2,654,000	$(8,189,000)	$571,649,000	$(85,126,000)	$154,000	$569,892,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Statements of Cash Flows
(unaudited)

	Six months ended June 30,
	2007	2006
Cash flow from operating activities:
Net income	$10,514,000	$7,072,000
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash provisions:
Earnings in excess of distributions of consolidated joint venture minority interests	163,000	59,000
Equity in (income) loss of unconsolidated joint ventures	(313,000)	40,000
Distributions from unconsolidated joint venture	265,000	—
Gain on sale of interest in unconsolidated joint venture	—	(141,000)
Limited partners’ interest in Operating Partnership	295,000	167,000
Straight-line rents receivable	(1,806,000)	(1,751,000)
Depreciation and amortization	19,781,000	16,657,000
Amortization of intangible lease liabilities	(5,098,000)	(4,671,000)
Amortization relating to stock-based compensation	1,154,000	271,000
Amortization of deferred financing costs	729,000	662,000
Increases/decreases in operating assets and liabilities:
Cash at consolidated joint ventures	87,000	671,000
Rents and other receivables, net	(453,000)	(290,000)
Other assets	(23,000)	(610,000)
Accounts payable, accrued expenses and other	(395,000)	(727,000)

Net cash provided by operating activities	24,900,000	17,409,000

Cash flow from investing activities:
Expenditures for real estate and improvements	(92,646,000)	(43,696,000)
Investment in unconsolidated joint ventures	(8,000)	—
Proceeds from sale of interest in unconsolidated joint venture	—	1,466,000
Construction escrows and other	(474,000)	(2,759,000)

Net cash (used in) investing activities	(93,128,000)	(44,989,000)

Cash flow from financing activities:
Net advances (repayments) from line of credit	70,520,000	(23,000,000)
Proceeds from sales of common stock	3,910,000	61,560,000
Proceeds from mortgage financings	23,000,000	14,588,000
Mortgage repayments	(4,125,000)	(3,552,000)
Contribution from minority interest partner	1,048,000	—
Distributions in excess of earnings from consolidated joint venture minority interests	—	(176,000)
Distributions to limited partners	(890,000)	(698,000)
Preferred distribution requirements	(3,938,000)	(3,938,000)
Distributions to common shareholders	(19,871,000)	(13,568,000)
Payment of deferred financing costs	(1,053,000)	(482,000)

Net cash provided by financing activities	68,601,000	30,734,000

Net increase in cash and cash equivalents	373,000	3,154,000
Cash and cash equivalents at beginning of period	17,885,000	8,601,000

Cash and cash equivalents at end of period	$18,258,000	$11,755,000

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